Exhibit 4.12

2005 Incentive Compensation Plan
Nonqualified Stock Option Award
Agreement—Nonemployee Director

La Quinta Corporation

La Quinta Corporation
2005 Incentive Compensation Plan
Nonqualified Stock Option Award Agreement—
Nonemployee Director

     You have been selected to receive a grant of a Nonqualified Stock Option pursuant to the La Quinta Corporation 2005 Incentive Compensation Plan (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of Paired Shares Covered by This Option:

Option Price:

Date of Expiration:

Vesting of Stock Option:

Percent of
Vesting Date	Option Vesting

Date of Grant	100%

     THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of a Nonqualified Stock Option by La Quinta Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan. The shares granted by this Agreement consist of common stock of the Company and an equal number of shares of Class B common stock of La Quinta Properties, Inc., which are paired and traded as one unit, as is indicated above (“Paired Shares”).

     The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

     1. Grant of Stock Option. The Company hereby grants to the Participant an Option to purchase the number of Paired Shares set forth above, at the stated Option Price, which is one hundred percent (100%) of the Fair Market Value of a Paired Share on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement.

     2. Exercise of Stock Option. Except as hereinafter provided, the Participant may exercise this Option at any time after the Option vests (according to the vesting schedule set forth above), provided that no exercise may occur subsequent to the close of business on the Date of Expiration (as defined on page 1 of this Agreement). This Option may be exercised in whole or in part, but not for less than one hundred (100) Paired Shares at any one time, unless fewer than one hundred (100) Paired Shares then remain subject to the Option, and the Option is then being exercised as to all such remaining Paired Shares.

     3. Restrictions on Transfer. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, this Option shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

     4. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of Paired Shares subject to this Option, as well as the Option Price, may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     5. Procedure for Exercise of Option. This Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of its Secretary. Such notice: (a) shall be signed by the Participant or his or her legal representative; (b) shall specify the number of full Paired Shares then elected to be purchased with respect to the Option; and (c) shall be accompanied by payment in full of the Option Price of the Paired Shares to be purchased.

     The Option Price upon exercise of this Option shall be payable to the Company in full either: (a) in cash or its equivalent (acceptable cash equivalents shall be determined at the sole discretion of the Committee); (b) by check payable to the order of the Company; or (c) by tendering previously acquired Paired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Paired Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender and are not subject to restrictions under any plan of the Company to satisfy the Option Price); or (d), by a combination of (a), (b), or (c).

     In the event the Participant chooses to pay the purchase price by previously owned Paired Shares through the attestation method, subject to restrictions that may be applied by the Committee from time to time, the number of Paired Shares issued to the Participant upon the exercise of the Option shall be net of the Paired Shares attested to.

     Subject to the approval of the Committee, and to the extent permitted by law, the Participant may be permitted to exercise pursuant to a “cashless exercise” procedure, as permitted under Federal Reserve Board’s Regulation T, subject to securities laws restrictions, or by any other means which the Committee, in its sole discretion, determines to be consistent with the Plan’s purpose and applicable law.

     As promptly as practicable after receipt of notice and payment upon exercise, the Company shall cause the Participant’s name to be entered as the shareholder of record on the books of the Company. If certificates are issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the Paired Shares so purchased, may, if appropriate, be endorsed with appropriate restrictive legends. The book entry and/or Paired Share certificates shall be posted and/or issued in the Participant’s name. The Company shall maintain a record of all information pertaining to the Participant’s rights under this Agreement, including the number of Paired Shares for which his or her Option is exercisable.

     Paired Shares issued upon exercise of this Option are subject to all restrictions on transfer imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation or By-Laws or by applicable state or federal securities laws.

     6. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     7. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the Paired Shares subject to this Agreement until such time as the purchase price has been paid, and the Paired Shares have been issued and delivered to him or her.

     8. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Paired Shares acquired pursuant to the exercise of this Option, as it may deem advisable, including, without limitation, restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, By-Laws, and insider trading policies as in effect from time to time, or under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Paired Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Paired Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions on transfers imposed by the Company’s and La Quinta Properties,

Inc.’s Certificate of Incorporation, By-Laws, and insider trading policies as in effect from time to time, or federal and state securities laws in exercising his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to this Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

(g)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

(h)	This Option is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

LA QUINTA CORPORATION

By:

     This Option and the foregoing Agreement are hereby accepted and the terms and conditions thereof are hereby agreed to by the Participant.

Participant

Participant’s name and address:

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